Exhibit 99.01

Transmeta Corporation Agrees to Sell Common Stock

For Immediate Release

Santa Clara, California, November 12, 2004 — Transmeta Corporation (Nasdaq: TMTA) announced today that it has agreed to sell 11,083,333 shares of Transmeta’s common stock at a price of $1.50 per share. The shares were offered to three institutional investors in a public offering under the shelf S-3 registration statement that was filed by Transmeta with the Securities and Exchange Commission (the “SEC”) and declared effective on July 29, 2003 by the SEC. All shares were offered by Transmeta. The offering is scheduled to close on November 12, 2004 subject to the satisfaction of customary closing conditions.

A.G. Edwards & Sons, Inc. and Perseus Advisors, LLC acted as placement agents for the offering.

The registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Transmeta, 3990 Freedom Circle, Santa Clara, California 95054.

Safe Harbor Statement

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include general economic and political conditions and specific conditions and volatility in the markets that we address, the rescheduling or cancellation of significant customer orders, market acceptance and adoption of our new products by our present and future customers and end users, difficulties in developing or manufacturing new and existing products in a timely and cost effective manner, our dependence on third parties for sourcing materials and providing manufacturing services, intense competition and competitive pressures, the ability to enter strategic collaborations or raise financing on satisfactory terms, reaching agreement upon a definitive agreement after signing a non-binding letter of intent, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q and 8-K, which reports describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.